Exhibit No. 2.5

                          MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into on and as of January 3, 1999 by and between Snap-on Credit LLC, a Delaware limited liability company ("Company"), and Newcourt Financial USA Inc., a Delaware corporation ("Newcourt").

                                   WITNESSETH

         WHEREAS, Company desires to engage Newcourt to perform certain management services ("Management Services") and may, in the future, wish to engage Newcourt to perform certain other mutually agreeable defined services ("Additional Services" and, together with the Management Services, the "Services");

         WHEREAS, Company and Newcourt desire to agree upon the compensation to be paid by Company to Newcourt as consideration for the Management Services provided by Newcourt to Company herein; and

         WHEREAS, capitalized definitional terms used herein and not otherwise defined herein shall have the meaning referred to or specified in the Definitional Supplement attached as an exhibit to the Agreement Respecting a Limited Liability Company dated December 1, 1998 between Snap-on Incorporated and Newcourt.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Management Services. Newcourt shall provide Company with the following Management Services as set forth in this Section 1:

           (a) senior level management support and services as Newcourt deems reasonably necessary to cause the Company to achieve its targeted goals and objectives * ;

           (b) securitization and reporting services in connection with New SPC's purchase of Finance Contracts from the Company and Newcourt's purchase of the Finance Contracts from the New SPC;

           (c) accounting support as reasonably necessary to properly train the Company's personnel in the performance of its accounting, reporting and other similar functions;

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       * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separeately with the SEC pursuant to Rule 24b-2.

           (d) the preparation of financial statements for the Company;

           (e) managerial support in connection with assisting the Company in determining which systems solutions shall be utilized to conduct the Company's business;

           (f)  international   resources  on  an  as-needed  basis  in  foreign
countries in which Newcourt has financing capabilities and Company desires to conduct business; and

           (g) resources which are reasonably necessary for the implementation and/or arrangement of any agreed-upon expansion of finance programs until such time as the Company is able to implement and/or manage with its own resources.

         2. Adequate Staff. Newcourt shall, during the term of this Agreement, maintain suitable staff and support services as may be necessary to adequately perform its responsibilities under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, upon reasonable request, Company and Newcourt shall consult with each other, provide information and otherwise cooperate with each other so that each will be able to comply with and ascertain compliance by the other party with this Agreement.

         3. Compensation for Management Services. As consideration for the Management Services described in Section 1 above, Company shall pay to Newcourt monthly management fees equal to * (the "Base Fee"), plus or minus any increase or decrease pursuant to the terms and conditions set forth in Exhibit A attached hereto (the "Newcourt Management Fees"). * Company shall reimburse Newcourt for all expenses actually incurred by Newcourt in providing the services described in Subsections (e), (f) and (g) of Section 1 above (the "Newcourt Expenses"). The Newcourt Management Fees and the Newcourt Expenses shall be payable monthly in immediately available funds, in arrears, by Company to Newcourt by the 15th day of the following month. The first payment shall be due on April 15, 1999. Notwithstanding the foregoing, to the extent that the Board of Directors of Company determines, after due consideration of Company's income and expenses (including the amount of the Royalty Fee and the Snap-on Management Fees) in any month, that Company's * is insufficient to pay the full amount of * which are due and payable that month, then Company shall pay a pro rata portion of each of
* which are due and payable that month and the shortfalls shall be paid on a pro rata basis from future * , as determined by Company's Board of Directors, together with the monthly payment that is then due hereunder. The term "Originations" shall mean the Finance

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       * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


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

Contracts recorded by Company on its books and records as an asset regardless if such Finance Contracts are purchased by Company from an Authorized Dealer, Snap-on Incorporated or any of its Affiliates or are originated directly by Company or are originated directly by Newcourt pursuant to any vendor program agreement authorized by Company; provided, however, that any Finance Contracts included in the Existing Portfolio shall be excluded from the definition.

         4. Additional Services. Newcourt may, at the request of Company, perform such other Additional Services as may be mutually agreeable to Company and Newcourt. A description of such Additional Services, if any, and the compensation payable by Company to Newcourt with respect thereto shall be set forth in an Addendum to this Agreement, in substantially the form of Exhibit B hereto, signed by Newcourt and Company. It is understood and agreed that such compensation shall be in addition to and not a part of the Newcourt Management Fees. Moreover, the limitation contained in the next to last sentence of Section 3 shall not apply to such compensation.

         5. Limitations on Authority and Liability of Newcourt. The management and affairs of Company will, at all times, be subject to the management and control of the members, Board of Directors, officers and employees of Company. Except as otherwise expressly set forth herein, it is understood and agreed that Newcourt has no authority to bind Company to any contract or agreement or to incur any expenses, or otherwise spend any money on behalf of Company. When acting pursuant to this Agreement on behalf of Company, Newcourt will make it apparent to third parties that it is acting solely as an independent contractor and not in its individual capacity and not as an agent of Company. This is a service agreement only and the relationship of Newcourt and Company is that of independent contractor and principal only. The parties hereunder agree and understand that this Agreement does not vest the entire management powers or even substantial management powers of Company in Newcourt, but rather is restricted to limited support functions incorporated in the scope of the Services as defined from time to time. Newcourt assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith and shall not be responsible for any action of Company in following or declining to follow any advice or recommendations of Newcourt including without limitation any advice or recommendation of legal counsel. Newcourt shall not be responsible for errors made by legal counsel in the performance of Services. Company shall at all times retain exclusive management and control over its business operations, policy decisions, officers and employees. The employees of Newcourt shall not be considered employees of Company for any purpose. Newcourt (including its Affiliates), its directors, shareholders, officers and employees will not be liable to Company, Company's members or others, except by reason of acts constituting bad faith, or willful misconduct. Company shall reimburse, indemnify and hold harmless Newcourt and its directors, shareholders, officers and employees of and from any and all expenses (including, without limitation, reasonable attorneys' fees), losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions performed or omitted by Newcourt in connection with the Services provided hereunder in good faith and in accordance with the above standard of care.


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

         6.          *   Employees.

                  (a)         *   .

                  (b)         *   .

                  (c)         *   .

                  (d)         *   .

                  (e)         *   .

         7.       Miscellaneous.

                  (a) This Agreement shall be effective beginning on the 3rd day of January, 1999 and, unless sooner terminated or renewed as provided in this Section, shall terminate on January 2, 2004. This Agreement shall automatically renew and remain in effect for any Renewal Term of the Operating Agreement. Subject to the following sentence, this Agreement shall terminate as follows:

                      (i) upon the written consent of Newcourt and all of the Members of the Company;

                      (ii) upon the Insolvency or dissolution of the Company; or

                      (iii) upon the termination or expiration of the Operating Agreement .

                  Upon termination or expiration of this Agreement, the rights and obligations of the parties set forth herein as they relate to completed Financings and Ancillary Services will continue in full force and effect.
Notwithstanding any other provision of this Agreement to the contrary, upon termination or expiration of this Agreement all obligations of Newcourt with respect to the Joint Employees shall terminate as provided in Section 6 of this Agreement.

                  (b) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and any agreement hereafter shall be ineffective to

---------
           * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.



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

modify or amend such agreement or constitute a waiver of any of the provisions hereof unless such agreement is in writing and signed by the party against whom enforcement, modification, amendment or waiver is sought.

                  (c) All notices, requests, consents, or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier or by mail, return receipt requested, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

             Company:  Snap-on Credit LLC
                       2801 80th Street
                       Kenosha, Wisconsin 53141-1410
                       Attention:  General Manager and Chief Financial Officer

             Newcourt: CFO & Chief Counsel
                       Newcourt Financial USA Inc.
                       2 Gatehall Drive
                       Parsippany, New Jersey 07054

                  Any person required to give notice pursuant to this Agreement shall have the burden of proving the validity of the notice.

                  (d) The invalidity of any clause, part or provision of this Agreement shall not affect the validity of the remaining portions hereof.

                  (e) This Agreement shall not be assigned by either party without the prior written consent of the other party. It is understood and agreed that Newcourt may delegate any or all of its duties and responsibilities herein to any Affiliate of Newcourt. Such Affiliate shall, on behalf of Newcourt, deliver Services to Company subject to the provisions of this Agreement, including without limitation, Section 5 hereof. Thus, references to Newcourt in this Agreement means Newcourt itself and, when acting through one or more of its Affiliates, those Affiliates.

                  (f) Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa. Additionally, all defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.



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

                  (g) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin.

                  (h)  This   Agreement   may  be  executed  in  any  number  of
counterparts, and the counterparts together shall constitute one agreement binding all parties and their permitted successors and assigns.

                  (i) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If settlement is not otherwise possible within a reasonable time (not to exceed 20 days), the Chief Executive Officers, Chief Financial Officers, or other comparable senior executive officers of Company and Newcourt, respectively, shall become involved in such efforts.

                  (j) If the parties do not reach a solution within a period of thirty (30) days after a matter is referred for conciliation, as provided above, the dispute shall be submitted to final and binding arbitration as the sole and exclusive remedy for such dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date hereof. The arbitration shall be held at the office of the American
Arbitration Association in Chicago, Illinois. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The parties each shall bear all of their own costs of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement. Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties and may be enforced by judgment or order of any court having subject matter jurisdiction in the state where the arbitration took place (an "Arbitration State Court") or by any other court having jurisdiction over the parties. The parties consent to the exercise of personal jurisdiction over them by any such Arbitration State Court and to the propriety of venue of any such Arbitration State Court for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same. No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any Person other then the parties hereto and any Person in privity with or claiming through, in the right of or on behalf of such a party, unless both Company and Newcourt consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or


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

collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between Newcourt and Company or any person in privity with or claiming through, in the right of or on behalf of Newcourt or Company.

                  (k) Newcourt and Company agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.


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

           IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement as of the day and year first above written.

                                           SNAP-ON CREDIT LLC


                                           By: /s/  Ned R. Brooks
                                           Name:  Ned R. Brooks
                                           Title:  General Manager



                                           NEWCOURT FINANCIAL USA INC.


                                           By: /s/  Robert J. Hicks
                                           Name:  Robert J. Hicks
                                           Title:  Executive Vice President



           Snap-on Incorporated hereby agrees to the terms of Section 6(d) which are applicable to it.

                                           SNAP-ON INCORPORATED


                                           By: /s/  Donald S. Huml
                                           Name:  Donald S. Huml
                                           Title:  Chief Financial Officer



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

                     NEWCOURT MANAGEMENT SERVICES AGREEMENT
                          DESCRIPTION OF ATTACHMENTS+


Exhibits:

Exhibit A                  Credit Incentive Management Fees
Exhibit B                  Form of Addendum


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       + The  exhibits  to this  document  are not  being  filed  herewith.  The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.